Exhibit 15
October 26, 2006
Applied Industrial Technologies, Inc.
One Applied Plaza
Euclid Avenue at East 36th Street
Cleveland, Ohio 44115
We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the three-month period ended September 30, 2006 and 2005, and have issued our report dated October 26, 2006. As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, is being incorporated by reference in Registration Statement Nos. 333-124574, 33-53361, 33-53401, 33-65509, 333-83809, 333-69002, 333-138053 and 333-138054 of Applied Industrial Technologies, Inc. on Forms S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
October 26, 2006